Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Hampton Roads Bankshares, Inc.:

We consent to the use of our report dated March 25, 2013, with respect to the consolidated balance sheets of Hampton Roads Bankshares, Inc. and subsidiaries as of December 31, 2012 and 2011, and the related consolidated statements of operations, comprehensive loss, changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2012, incorporated herein by reference, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Norfolk, Virginia

April 11, 2013